Exhibit 99.1

United Community Banks, Inc. NYSE:UCB

Special Call

Tuesday, September 8, 2026 2:00 PM GMT

Call Participants

EXECUTIVES

Lynn Harton

President, Chairman & CEO

Jefferson Harralson

Chief Financial Officer

ANALYSTS

Christopher Marinac

Brean Capital, LLC

David Bishop

Hovde Group, LLC

Michael Rose

Raymond James & Associates, Inc.

Russell Gunther

Stephens Inc.

Stephen Scouten

Piper Sandler & Co.

Presentation

Operator

Good morning, and welcome to United Community Bank's conference call discussing the completion of a number of strategic initiatives. Hosting the call today are Chairman and Chief Executive Officer, Lynn Harton; and Chief Financial Officer, Jefferson Harralson.

United's presentation today includes references to non-GAAP financial information. For these non-GAAP financial measures, United has provided a reconciliation to the corresponding GAAP financial measure at the end of the investor presentation. Copies of the press release and investor presentation discussing the transaction were filed this morning on Form 8-K with the SEC, and a replay of this call will be available in the Investor Relations section of the company's website at ucbi.com.

Please be aware that during this call, forward-looking statements may be made by representatives of United. Any forward-looking statements should be considered in light of risks and uncertainties described on Page 5 and 6 of the company's 2025 Form 10-K as well as other information provided by the company in its filings with the SEC and included on its website.

At this time, I will turn the call over to Lynn Harton.

Lynn Harton

President, Chairman & CEO

Good morning, and thank you for joining us today. Our message today is straightforward. We've completed several important initiatives that put United in a stronger financial position and make the franchise more resilient. As I said in my annual letter, coming out of COVID, we had more fixed rate exposure on the balance sheet than we would have liked.

And as a result, our returns moved from top quartile to average. We were clear then, and we're clear now, average performance is not where we intend to stay. Over the past several quarters, we've been taking action to close that gap. And today, we want to walk through a few key milestones. First, Navitas. Navitas has been a solid success for us. It helped support loan growth as we integrated multiple bank acquisitions and built out our footprint.

Over time, though, Navitas became more complex with multiple product lines across all 50 states, growth that reached our concentration limit and it required a growing amount of management time and attention. With strong market interest in high-quality platforms and with our focus on core banking, we decided this was the right time to sell Navitas. That transaction closed last week.

We received $2 billion of cash proceeds at a 7% premium with a $68 million pretax gain to be recognized this quarter.

As previously announced, we also recognized a $38 million benefit from the Navitas reserve release last quarter. That leads to the second part of the story, which is investing in and growing our core franchise. We were comfortable making this move with Navitas because we now have the scale and platform to attract strong commercial bankers and other revenue producers to the company.

Late last year, we rolled out a more consistent program to recruit and onboard high-quality revenue producers into our processes and culture. That effort has produced 42 net new additions through the end of August, and we're starting to see that momentum contribute to growth. We're also continuing to build density in our existing footprint through small tuck-in acquisitions.

Peach State, which closed on August 1, is a good example. It moved us to the #1 deposit share in a high-growth market, and the integration is going very well. We've remained active on stock repurchases. Quarter-to-date, we've completed $50 million of open market repurchases and our Board has approved an additional $100 million authorization through 2027. Finally, we've made some significant changes to how we manage the balance sheet. We strengthened our balance sheet management team and processes, including bringing in Kevin Brown as Treasurer about 18 months ago and adding additional talent across treasury and asset liability management.

These teams have materially reduced our interest rate risk, especially our exposure to a higher rate environment. But we also concluded that getting the balance sheet where we wanted it would require additional action. So last week, we moved all securities to available for sale, recognized the embedded HTM losses through AOCI and then realized a large portion of those losses by selling many of the low-yielding, long-duration securities, creating the most pressure. We'll used these proceeds to reinvest in shorter duration, higher-yielding securities and over time, loans. This restructure will improve our returns and initially will replace much of the earnings lost from the Navitas sale, but with significantly lower volatility and credit risk.

Our capital ratios post restructure remain strong, allowing us to continue to support growth as well as continuing stock repurchases.

Stepping back, these actions tell a clear story. We've simplified the business by exiting Navitas. We're investing in the core franchise, strengthening organic growth and staying disciplined around tuck-in acquisitions and capital deployment. And we've repositioned the balance sheet to create a more resilient capital and earnings profile. With these actions, we believe United is positioned for strong and sustainable earnings and high-quality growth. with strong capital and ample liquidity.

With that, I'll turn it over to Jefferson to walk through the details.

Jefferson Harralson

Chief Financial Officer

Thank you, Lynn. I will start my comments on Page 4. As Lynn mentioned, our strategy with the Navitas sale and the portfolio restructure is to reduce risk and volatility and then reinvest the funds into our more valuable core business and to set our core business up for growth as well as set the stage in the form of balance sheet capacity for profitability improvement.

Starting on Page 4, in the first column, we highlight 2 major derisking actions, the sale of the Navitas portfolio and the portfolio restructure that collectively generated about $4.2 billion in cash. In the second column, we highlight that we are deploying this capital and liquidity primarily into securities with shorter duration and higher yields while also paying down debt and continuing to repurchase our own shares.

Most importantly, in column 3, we highlight that these actions in total, including the significant hiring of producers over the last 12 months, translate into a higher organic growth rate moving forward with a high single-digit loan growth in 2027. These strategies in total set us up to support this growth with a balance sheet that has great capital and liquidity with over a 13% CET1 ratio and approximately 75% loan-to-deposit ratio and essentially no short-term borrowings. Moving to Page 5, I will talk on some of the specifics of the Navitas transaction, which closed on September 1, derisking our balance sheet and providing $2 billion of cash and 145 basis points of CET1. Selling Navitas is one part of our strategy to reallocate our capital to focus on our most valuable asset, the core banking franchise.

Selling Navitas creates capacity in our funding and liquidity, which can then be invested in people and markets to drive a higher growth rate and a more valuable bank. Next on Page 6, I will go into some of the details of the bond transaction. The bond transaction is designed primarily to reduce risk as our portfolio had a larger portion of long-dated securities than we would like. And the transaction is designed to shorten duration to provide more balanced exposure to movements in interest rates. The first step of this process was to reclassify our held to maturity portfolio to the available-for-sale designation. These losses were being realized economically and moving them to AFS gives us the ability to hedge and otherwise reduce risk in the event of higher rates.

As I mentioned earlier, a good portion of our portfolio had longer durations than we would like. Because of this, Next, we decided to further reduce our risk by selling $2.6 billion in book value of securities. This is creating a $300 million pretax loss, inclusive of the Navitas gain that is also happening this quarter. The securities sold had a yield of 2.2% and a 5.5-year duration and a weighted average life of about 6.5 years.

Moving on to the topic of Reinvestment. We had $2 billion of cash that came in from the Navitas sale and another $2.2 billion of cash created from the security sale I just escribed. This adds to an inflow of $4.2 billion and total cash to the bank. Of the $4.2 billion in cash coming in, we already have or expect to shortly put about $3 billion of that cash to work in the securities portfolio.

These securities will be invested in the 4.5% range at a duration of around 2 years or less.

We expect that our overall securities portfolio will end up in a $7 billion range at quarter end. The total securities portfolio yield will increase around 90 basis points to approximately 4%, and the duration will move from 3.2 years in Q2 to about 2 at the end of Q3, with the remaining $1 billion of cash inflow, we paid off short-term borrowings at a cost of about 3.8%. While done mostly for risk-reduction purposes, the bond trade in itself adds about $40 million in annualized pretax spread income and will increase as the securities fund a portion of our expected loan growth in the future.

Moving to Page 7, we bring the elements of the whole strategy together and give you a picture of the changes. On the top of the page, we also give you some thoughts on the puts and takes of our earnings run rate. We are using a Q2 $0.74 number as a run rate proxy which is our Q2 operating EPS adjusted for notable items that we identified last quarter related to regulatory remediation.

On top of that, selling Navitas and reinvesting the proceeds we previously mentioned, takes about $0.07 of quarterly earnings.

Offsetting the impact of Navitas, the portfolio restructure of $2.6 billion, a book value of bonds at 2.2% and reinvesting around 4.5% adds about $0.06 of earnings per quarter. Next, we highlight that Peach State closed on August 1. The Peach State's full cost savings are realized until after next year's Q1 planned conversion. That said, we do think we will get $0.02 of the total expected $0.03 of quarterly accretion in the near term.

Finally, the core bank is growing at a healthy rate in both loans and deposits. As an inter-quarter update, we were up about $150 million of loans through the end of August, which gives us optimism for strong loan growth given that most of our loan growth generally comes in at quarter end. Also, we were up $500 million of deposit growth through the end of August, of which 20% is in the form of DDA. This also gives us optimism on the core growth rates of the company.

All said, the combination of a robust economic environment and our significant investment in talent gives us confidence that the core bank is growing at a healthy pace. In our view, the strategy comes together as we replace the Navitas earnings and set ourselves up for growth and future profitability increases with strong capital and a low loan-to-deposit ratio.

Next, at the bottom of the page, we look at a walk forward in our tangible book value per share. We have $23.31 as our starting point as was our second quarter result. We had an estimated gain of $0.42 in the third quarter coming from Navitas that could change slightly as we go through the full accounting process. Also recall in the second quarter, that we had the benefit of a $0.25 reserve release that is already embedded in the $23.31 2nd quarter tangible book value figure. Next, we have the cost of the held-to-maturity reclassification and portfolio restructure we announced today. That takes $2.39 out of the TBV number. Again, these losses were already existing on an economic basis, and the reclassification now aligns the accounting with the economic reality.

Finally, as I mentioned earlier, we also closed Peach State on August 1 with 50% cash as consideration. And quarter-to-date, we have repurchased 1.3 million shares we issued in the transaction. In combination, this investment takes $0.48 from tangible book value in the quarter. And finally, we overlaid the expected profitability range of the quarter to get to our 3Q '26 pro forma TBB. We give you this to help in the understanding of the puts and takes of the quarter -- but I'll also note that we haven't finalized our Peach State marks that Navitas gained could change slightly and there could be some changes in unrealized losses with interest rate movements from June 30.

Other comments I will add in speaking about this slide. First, in the third and fourth quarters, we expect the net interest margin to be in the low 360s as the benefit of the bond trade offsets a lot of the margin impact of losing Navitas. We also guide that we are expecting our operating ROA to be in the $125 to $130 range. We also see room for both the margin and the ROA to increase as we reinvest the cash and securities back into loans. Finally, again, pro forma for everything, we will have very strong capital ratios as our CET1 will be above 13%, and our TCE ratio will be greater than 9%.

Pages 8, 9 and 10 tell the story of how we are deploying capital in several ways. On Page 8, we talk about share repurchases as a deployment option, which we have been utilizing in 2026. We came into 2026 with a $100 million authorization as an update so far this quarter, we have repurchased $50 million in shares, in addition to the 37 million in shares we repurchased in the first quarter, totaling $87 million for the year-to-date.

This equates to repurchasing 2% of the shares outstanding year-to-date. With the elevated repurchases in the quarter, we have just $13 million left in our authorization. And we are announcing today that the Board just approved to increase the repurchase authorization by $100 million through the end of 2027.

On Page 9, we are also making a significant investment in people that we believe will meaningfully increase our loan growth rate.

Our accelerated hiring program has been in place for nearly a year and is starting to show meaningful benefits. We are excited to have added a net 42 producers to the bank since 9/30 of 2025, an 18% increase in revenue producers.

With the hires and with the momentum we are seeing, we believe we will be growing loans at an upper single-digit pace until 2027.

On Page 10, we have also talked about small bank M&A being a potential use of proceeds. The Peach State deal that we closed this quarter is typical of the kind of M&A we target. We generally target banks with less than $2 billion in assets. Peach State was less than $1 billion, we target banks and growth markets within our existing footprint. In Peach State's case, the transaction brought us to #1 in deposit share in the fast-growing Gainesville, Georgia MSA. While relatively small mall between these types of acquisitions to be low risk and accretive to our earnings and our franchise over time.

With that, I'll pass it back to Lynn for closing remarks.

Lynn Harton

President, Chairman & CEO

Thank you, Jefferson. Before we open it up for questions, let me cover 3 quick items. First, Jefferson, thank you for your 9 years on this great team. We appreciate your contributions greatly and wish you the very best in your next chapter. Second, welcome to Tom Speir, who is with us today on his first day as CFO. Tom brings 2 decades of experience with Wachovia and Regions and deep expertise in balance sheet management, treasury, strategic planning and Investor Relations. And finally, to reiterate the main message, we're simplifying United, growing our core business and strengthening returns so that we can deliver the performance our shareholders expect and deserve.

I'll now open the floor for questions.

Question and Answer

Operator

The first question today comes from Michael Rose with Raymond James.

Michael Rose

Raymond James & Associates, Inc.

Good morning everyone and thanks for taking my questions. Congratulations, Jefferson, and welcome, Tom. Just wanted to maybe start on the NIM. I think when you guys announced this back in June, you were talking about kind of a 30 basis point headwind and we're going to get that back to kind of 20 to 25 basis points, I think, by the fourth quarter. What are some of the updates there? And just with the paydown of debt, how should we kind of think about the margin trajectory over the next few quarters?

Jefferson Harralson

Chief Financial Officer

Yes. Thanks, Michael. The bond transaction replaces most of that margin dilution that we talked about that's coming from Navitas. And we have underlying is an increasing margin. We have -- we've seen a little bit of margin increase quarter to date. But with the transaction coming in, Navitas is going out, we end up with a margin that's maybe down 5 basis points from last quarter, call it, low 360s. And then I would expect it to stay in that range in the fourth quarter. And then over time, I think that has a good base to move up with remixing towards loans.

Michael Rose

Raymond James & Associates, Inc.

Very helpful. And then, I guess, what drove the decision to do, I think, a little bit more on the restructuring side and maybe what was implied back in June? Is it just the kind of obviously continued upward move in rates that we've seen at the time. So maybe it was a better opportunity was obviously happy to see just wondering you get a better understanding of kind of what drove the decision to do more.

Lynn Harton

President, Chairman & CEO

Yes, sure. Thanks, Michael. This is Lynn. I'll take that. So we've been thinking about this for about honestly, 18 months have done dozens of simulations looking at share repurchases, loan sales, different security sales buckets all those things and try to put them through the lens of, number one, risk reduction.

So I think I'm not trying to bet anything. But I think if anything, we're in a drift upward in rates. And so how do we protect against that risk the flexibility and liquidity. We need to be able to fund this loan growth. We had a great deposit base, but also in terms of the securities roll off and how do we fund that out of the securities book. Of course, we looked at book dilution and we looked at earnings impact. And so as we have gone through that process over the past 18 months, and we settled in on this was the best path to take. It got rid of most of the risk. So it was primarily a risk transfer gave us the most flexibility and the most liquidity. The dilution, yes, is painful, but in economic terms, it was there anyway. And of course, from an earnings perspective, it's got a good earnings pickup. But literally, the risk and flexibility were the big drivers of that.

Michael Rose

Raymond James & Associates, Inc.

Perfect. I appreciate your answer on the dilution. That was going to be my final question. But maybe just one more just as it relates to the buyback. Obviously, good to see. I think when you announced the transaction, you kind of illustrated a $300 million buyback increase in the authorization today. I guess the question is now that you guys have a lower risk balance sheet, meaningful liquidity. What should we think about in terms of the CET1 level for you guys potentially in the face of some tailoring by regulators?

Lynn Harton

President, Chairman & CEO

Yes, that's a great question. We're debating that at the Board level now. So I'm not ready to give a specific target. But is it would be lower than the target and then the -- what we have held in the past. And when I say that, there's been 2 reasons in my mind that we've held higher capital levels, maybe than peer averages. One is Navitas. I think the market viewed Navitas as being higher risk and may be more volatile than I personally viewed it. But regardless, we felt needed to carry a buffer because of Navitas, that's obviously gone.

So we don't need that Navitas buffer. The other reason is we've held a little extra so that we could do a Peach State size acquisition. So the bias is down on capital. The Board's got to make that decision, and we are actively debating it. I will say that the Board is very adamant that return on tangible needs to be 15% at a minimum consistently. And so we want to be on that path and above. And so that's more the target we're focused on right now.

Operator

The next question comes from Russell Gunther with Stephens.

Russell Gunther

Stephens Inc.

Good morning guys. I wanted to follow up on the margin discussion, if I could. Maybe just as we think about the magnitude of expansion kind of from the back half of this year into next, could you help us think about some of the drivers around overall balance sheet size, where that trend and kind of timing of securities to average earning assets could go where you might flex a 75% loan-to-deposit ratio some of the bigger moving pieces to that kind of expansion into '27.

Jefferson Harralson

Chief Financial Officer

It's a great question. I'm not prepared to give guidance into 2027 just yet, but I'll tell you how we're thinking about it internally is that, one, we want to be a strong deposit grower that's going to determine the size of the balance sheet. But at the same time, this loan-to-deposit ratio gives us the flexibility to not have to price at the high end of the market. So we think versus competition that gives us a lot of flexibility to be able to go out and grow deposits, but again, not pay the top rate.

So I think you'll see it drift somewhat higher, but I also think we traditionally have been a strong deposit grower at the same time. So I'm not giving guidance for next year on this, but I do think you should see that loan-to-deposit ratio drift higher over time depending on deposit growth.

Russell Gunther

Stephens Inc.

Okay. Got it. And then maybe just a bigger picture question. Anything to read into the decision to pull the trigger here on the balance sheet restructuring and accelerate some buyback relative to your overall M&A appetite in the near term or to the likelihood that a related actionable opportunity would be able to present itself in the near term.

Lynn Harton

President, Chairman & CEO

Yes. So I mean, we sized and scoped all this to be able to continue to do the kind of M&A that we have done in the event that it presents itself. And there's nothing I would say imminent, but there's conversations going on all the time. So us seeing another Peach State or Peach State Plus slightly plus in-market deal, we've got, in our mind, plenty of capital to be able to do that.

Operator

The next question comes from David Bishop with Hovde Group.

David Bishop

Hovde Group, LLC

A quick question, Lynn, Jefferson on the repositioning of the portfolio. Just curious, you mentioned the flexibility and liquidity it gives you. Any sense of the securities cash flow per quarter you're projecting now versus coming into the transaction?

Jefferson Harralson

Chief Financial Officer

Yes, great question. It's up about 50% goes from about $240 a quarter $360 a quarter. That was one of the main reasons that we made the portfolio shorter is to increase the cash flow because of the higher loan growth that we are expecting.

David Bishop

Hovde Group, LLC

Got it. And then Jefferson, real quick. I think you went over some of the quarter-to-date trends in terms of loan and deposit growth. Do you mind just hitting on those again real quick.

Jefferson Harralson

Chief Financial Officer

Yes. Great. Quarter-to-date, we're about $150 million of loan growth. So that averages out to kind of a mid-single digit or lower loan growth. But what makes that remarkable is that generally, all of our loan growth comes at the end of the quarter.

So having $150 million 2 months in kind of gives us some confidence that the loan growth this quarter could be in the 7% annualized range.

We've also had strong deposit growth this quarter. I mentioned $500 million. A lot of that is average balance growth. That was a little bit of a rebound from some shrinking that we had last quarter. We are growing deposit accounts, and we're feeling good about that, but we've also had a very strong average deposit growth this quarter. So feeling good about where we are in deposit growth this quarter as well with the $500 million quarter-to-date growth.

Operator

The next question comes from Christopher Marinac with Brean Capital LLC.

Christopher Marinac

Brean Capital, LLC

Jefferson, you just talked about well growth. And so just to finalize that point, would loan growth necessarily accelerate into Q4 and Q1 as a result of both the timing as well as kind of the cumulative momentum of the new hires?

Lynn Harton

President, Chairman & CEO

And -- this is Lynn. I'm going to turn that over to Abraham Cox. I don't know if you have met Abraham yet. Rich is on vacation and Abraham runs our retail mortgage business banking, wealth and marketing areas. And so Abraham, why don't you kind of bring us up on a little bit of the momentum we're seeing and new hires, et cetera.

Abraham Cox

Chief Consumer and Small Business Banking Officer

All right. I will do that. Thank you, Lynn. Good morning, everybody. It's great to be here with you. I would say, overall, we're really pleased with our accelerated hiring initiative. Internally, we referred to that as Project Catalyst. And we're optimistic because we're seeing a lot of momentum, and we're starting to see the impact now and we're very optimistic about the future.

That optimism comes from, I think, 3 kind of key areas. First, as we've talked about, we're seeing a lot of success in hiring. We've added 42 revenue producers, and we're starting to see the impact of those new hires on our performance. We do anticipate kind of here at the end of the year to see that slow naturally through just normal end of year hiring and annual bonuses, but we feel really good about the project. specifically, our pipelines first have a lot of momentum from a lending perspective. It's the largest we've seen year-to-date as we sit here in September. I'd mentioned it's the largest I've seen in my 4 years -- almost 4 years. And if Rich was here, he would say it's the largest it's been in his time with United. Kind of lastly, from a production and a growth perspective in the second quarter, about 10% of our growth in lending came from our new hires. And as Jefferson mentioned, sitting here quarter-to-date, $150 million of growth, about 50% of that growth has come from our new hires.

So we are seeing significant ramp-up. We're seeing significant impact and are very optimistic about finishing strong for the quarter, but also as we head into the end of the year in 2027.

Christopher Marinac

Brean Capital, LLC

Okay. Great. That's very helpful. And then just a quick credit check, the kind of adjusted charge-off outlook, is it still kind of roughly in that mid-teens level now that Navitas is out.

Lynn Harton

President, Chairman & CEO

Yes. I mean, charge-offs in the bank, ex Navitas have been running about 10 basis points, and we don't see anything that would move that any higher at this point. So I think 10 basis points in charge-offs is about kind of what we see.

Operator

The next question comes from Stephen Scouten with Piper Sandler.

Stephen Scouten

Piper Sandler & Co.

I just want to confirm a couple of things. One, Jefferson, on that securities yield that you gave, that's the 4Q '26 securities yield effectively once it's all kind of things we average?

Jefferson Harralson

Chief Financial Officer

That's correct.

Stephen Scouten

Piper Sandler & Co.

Okay. And then can you talk about the $4.2 billion in cash to the bank. I think you said about $3 billion in the securities book. So $1.2 billion, presumably into cash year near term plus $360 million a quarter from cash flow. So just I'm curious why it feels like a lot to leave maybe undeployed even with accelerating loan growth. So any kind of commentary there about the strategy or mindset.

Jefferson Harralson

Chief Financial Officer

Yes. So there is a piece I want to make sure you heard on that is the $4.2 billion cash that came in, we're reinvesting, call it, $3 billion or $3.1 billion of that now or very soon and then $1.1 billion of debt pay down. So there's no significant undeployed cash sitting around by the time we get to quarter end.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Lynn Harton for any closing remarks.

Lynn Harton

President, Chairman & CEO

Great. Well, once again, thank you all for joining our call. Great questions, and we're very open to any additional questions, just reach out, and we look forward to seeing you all again soon. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.